Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES First QUARTER 2024 RESULTS

VERO BEACH, Fla. (April 25, 2024) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended March 31, 2024.

First Quarter 2024 Results

●	Net income of $19.8 million, or $0.38 per common share, which consists of:
●	Net interest expense of $2.5 million, or $0.05 per common share
●	Total expenses of $3.7 million, or $0.07 per common share
●	Net realized and unrealized gains of $26.0 million, or $0.50 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	First quarter dividends declared and paid of $0.36 per common share
●	Book value per common share of $9.12 at March 31, 2024
●	Total return of 4.18%, comprised of $0.36 dividend per common share and $0.02 increase in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Orchid maintained a strong liquidity position of $215.7 million in cash and cash equivalents and unpledged securities (net of unsettled purchased securities), or 45% of stockholder’s equity as of March 31, 2024
●	Borrowing capacity in excess of March 31, 2024 outstanding repurchase agreement balances of $3,711.5 million, spread across 21 active lenders
●	Company to discuss results on Friday, April 26, 2024, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the first quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The current economic and interest rate cycle that began with the onset of the COVID-19 pandemic in 2020 followed by the Federal Reserve (the "Fed") raising its policy rate by 525 basis points in a little over a year in 2022 and 2023 was supposed to end in early 2024 as the Fed pivoted and started to remove its tight monetary policy.  The economy and inflation are simply too strong for this to occur, at least not yet.  While market participants still expect some easing of monetary policy over the course of 2024, as reflected in the pricing of forward overnight rates, the starting point continues to get pushed out further and further into the future and the magnitude of eases continues to decrease.  Incoming economic data so far in 2024 is consistent with firming inflation and a solid economy, and the labor market shows no signs of weakness.  Stimulative fiscal policy out of Washington is working against restrictive monetary policy from the Fed. While inflation has decreased significantly from the peak seen in 2023, it still remains far above the Fed’s target level of 2.0%.

“In spite of the ongoing strength of the economy and interest rates retracing much of the declines seen over the last two months of 2023, Agency RMBS securities performed fairly well during the first quarter of 2024. Our Agency RMBS portfolio outperformed our hedge positions as mortgage spreads tightened, and we had a modest increase in book value for the quarter in spite of interest rate increases. Orchid has continued to shift away from the lower coupon bias we maintained throughout the tightening cycle that began in 2022 and have added new origination, higher coupon securities.  We continue to hold a significant allocation to some lower coupon securities as we believe these securities still offer superior total return potential to newer origination, higher coupon securities.  However, we have used the proceeds from capital raising activity and paydowns to add higher coupon, low pay-up specified pools and hedged these positions predominantly with swaps.  We expect to continue to add higher coupons to mitigate the lower carry of our legacy assets, thus allowing us to retain their higher return potential in the event of a normalization of rates and U.S. Treasury curve shape.

“Looking forward, at this juncture it is unclear how the economy and inflation will evolve.  In turn this will dictate what actions, if any, the Fed will take and whether or not interest rates will continue to rise, and to what extent.  As for Agency RMBS, when the first quarter of 2024 ended, the spread of the current coupon, 30-year fixed rate security was trading at a spread to comparable duration U.S. Treasuries near the low end of the prevailing range in place since mid-2022, shortly after the Fed began its policy firming.  As with the economy, inflation and interest rates, the outlook for the performance of Agency RMBS is unclear and there is the possibility the sector could underperform in the near term if the current trends discussed above continue.”

Details of First Quarter 2024 Results of Operations

The Company reported net income of $19.8 million for the three month period ended March 31, 2024, compared with net income of $3.5 million for the three month period ended March 31, 2023. Interest income on the portfolio in the first quarter was down approximately $0.7 million from the fourth quarter of 2023. The yield on our average Agency RMBS increased from 4.71% in the fourth quarter of 2023 to 5.03% for the first quarter of 2024, repurchase agreement borrowing costs increased from 5.15% for the fourth quarter of 2023 to 5.54% for the first quarter of 2024. Book value increased by $0.02 per share in the first quarter of 2024. The increase in book value reflects our net income of $0.38 per share and the dividend distribution of $0.36 per share. The Company recorded net realized and unrealized losses of $0.50 per share on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended March 31, 2024, Orchid received $74.3 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 6.0%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
March 31, 2024	6.0	5.9	6.0
December 31, 2023	5.4	7.9	5.5
September 30, 2023	6.1	5.7	6.0
June 30, 2023	5.6	7.0	5.6
March 31, 2023	3.9	5.7	4.0

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of March 31, 2024 and December 31, 2023:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
March 31, 2024
Fixed Rate RMBS	$3,864,505	99.6%	4.38%	331	1-Feb-54
Interest-Only Securities	16,326	0.4%	4.01%	220	25-Jul-48
Inverse Interest-Only Securities	247	0.0%	0.00%	270	15-Jun-42
Total Mortgage Assets	$3,881,078	100.0%	4.34%	328	1-Feb-54
December 31, 2023
Fixed Rate RMBS	$3,877,082	99.6%	4.33%	334	1-Nov-53
Interest-Only Securities	16,572	0.4%	4.01%	223	25-Jul-48
Inverse Interest-Only Securities	358	0.0%	0.00%	274	15-Jun-42
Total Mortgage Assets	$3,894,012	100.0%	4.30%	331	1-Nov-53

($ in thousands)
	March 31, 2024		December 31, 2023
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,719,139	70.1%	$2,714,192	69.7%
Freddie Mac	1,161,939	29.9%	1,179,820	30.3%
Total Portfolio	$3,881,078	100.0%	$3,894,012	100.0%

	March 31, 2024	December 31, 2023
Weighted Average Pass-through Purchase Price	$102.83	$104.10
Weighted Average Structured Purchase Price	$18.74	$18.74
Weighted Average Pass-through Current Price	$94.28	$95.70
Weighted Average Structured Current Price	$13.73	$13.51
Effective Duration (1)	4.550	4.400

(1)

Effective duration is the approximate percentage change in price for a 100 basis point change in rates. An effective duration of  4.550 indicates that an interest rate increase of 1.0% would be expected to cause a 4.550% decrease in the value of the RMBS in the Company’s investment portfolio at March 31, 2024. An effective duration of 4.400 indicates that an interest rate increase of 1.0% would be expected to cause a 4.400% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2023. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of March 31, 2024, the Company had outstanding repurchase obligations of approximately $3,711.5 million with a net weighted average borrowing rate of 5.46%. These agreements were collateralized by RMBS and U.S. Treasury securities with a fair value, including accrued interest, of approximately $3,891.0 million and cash pledged to counterparties of approximately $7.4 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at March 31, 2024 was 7.7 to 1. At March 31, 2024, the Company’s liquidity was approximately $215.7 million consisting of cash and cash equivalents and unpledged RMBS (not including unsettled securities purchases). To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations at March 31, 2024.

($ in thousands)
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	in Days
RBC Capital Markets, LLC	$290,315	7.8%	5.46%	11
ASL Capital Markets Inc.	265,535	7.2%	5.43%	33
Mitsubishi UFJ Securities (USA), Inc	255,330	6.9%	5.47%	12
J.P. Morgan Securities LLC	252,936	6.8%	5.46%	22
Citigroup Global Markets Inc	243,960	6.6%	5.46%	24
Cantor Fitzgerald & Co	224,172	6.0%	5.46%	11
ABN AMRO Bank N.V.	223,932	6.0%	5.46%	25
Wells Fargo Bank, N.A.	204,977	5.5%	5.45%	19
Mirae Asset Securities (USA) Inc.	193,164	5.2%	5.46%	26
Merrill Lynch, Pierce, Fenner & Smith	191,904	5.2%	5.47%	15
Daiwa Securities America Inc.	175,179	4.7%	5.47%	24
Bank of Montreal	164,564	4.4%	5.46%	11
StoneX Financial Inc.	163,354	4.4%	5.46%	16
Marex Capital Markets Inc.	156,953	4.2%	5.46%	20
Goldman, Sachs & Co	154,197	4.2%	5.46%	18
Banco Santander SA	150,450	4.1%	5.47%	19
ING Financial Markets LLC	124,790	3.4%	5.47%	22
DV Securities, LLC Repo	112,001	3.0%	5.46%	40
South Street Securities, LLC	101,890	2.7%	5.46%	54
Clear Street LLC	44,558	1.2%	5.45%	37
Lucid Cash Fund USG LLC	17,337	0.5%	5.46%	18
Total / Weighted Average	$3,711,498	100.0%	5.46%	21

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At March 31, 2024, such instruments were comprised of U.S. Treasury note (“T-Note”) and Secured Overnight Financing Rate ("SOFR") futures contracts, dual digital options, interest rate swap agreements, interest rate swaption agreements, interest rate caps, interest rate floors and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note and SOFR futures contracts at March 31, 2024.

($ in thousands)
	March 31, 2024
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Treasury Note Futures Contracts (Short Positions)(2)
June 2024 5-year T-Note futures (Jun 2024 - Jun 2029 Hedge Period)	$421,500	4.26%	4.42%	$(1,099)
March 2024 10-year T-Note futures (Mar 2024 - Mar 2034 Hedge Period)	320,000	4.29%	4.64%	(2,475)
SOFR Futures Contracts (Short Positions)
December 2024 3-Month SOFR futures (Sep 2024 - Dec 2024 Hedge Period)	$25,000	4.27%	4.87%	$149
March 2025 3-Month SOFR futures (Dec 2024 - Mar 2025 Hedge Period)	25,000	3.90%	4.57%	168
June 2025 3-Month SOFR futures (Mar 2025 - Jun 2025 Hedge Period)	25,000	3.58%	4.30%	179
September 2025 3-Month SOFR futures (Jun 2025 - Sep 2025 Hedge Period)	25,000	3.37%	4.07%	175
December 2025 3-Month SOFR futures (Sep 2025 - Dec 2025 Hedge Period)	25,000	3.25%	3.88%	158
March 2026 3-Month SOFR futures (Dec 2025 - Mar 2026 Hedge Period)	25,000	3.21%	3.76%	138

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	5-Year T-Note futures contracts were valued at a price of $107.02. The contract values of the short positions were $451.1 million. 10-Year T-Note futures contracts were valued at a price of $110.80. The contract values of the short positions were $354.6 million.

The table below presents information related to the Company’s interest rate swap positions at March 31, 2024.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$1,200,000	1.34%	5.45%	3.9
Expiration > 5 years	$1,331,800	3.28%	5.38%	7.4
	$2,531,800	2.36%	5.41%	5.7

The following table presents information related to our interest rate swaption positions as of March 31, 2024.

($ in thousands)
	Option			Underlying Swap
			Weighted				Weighted
			Average		Average	Average	Average
		Fair	Months to	Notional	Fixed	Adjustable	Term
Expiration	Cost	Value	Expiration	Amount	Rate	Rate	(Years)
Payer Swaption (long position)	$1,619	$14	2.0	$800,000	5.40%	SOFR	1.0
Dual Digital Option (1)	500	261	5.7	9,412	n/a	n/a	n/a

(1)

If, on September, 20, 2024, the S&P 500 Index (SPX) is lower than 4,725.166, and the SOFR 10 Year Swap Rate is above 3.883%, the Company will receive the notional amount. If either condition is not met, the Company will receive $0.

The following table summarizes our contracts to sell TBA securities as of March 31, 2024.

($ in thousands)
	Notional
	Amount			Net
	Long	Cost	Market	Carrying
	(Short)(1)	Basis(2)	Value(3)	Value(4)
March 31, 2024
30-Year TBA securities:
3.00%	(170,700)	(147,202)	(147,282)	(80)
3.50%	(200,000)	(180,219)	(179,235)	984
	$(370,700)	$(327,421)	$(326,517)	$904

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024 - YTD(1)	0.480	25,089
Totals	$66.930	$633,686

(1)

On April 10, 2024, the Company declared a dividend of $0.12 per share to be paid on May 30, 2024. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of March 31, 2024.

Book Value Per Share

The Company's book value per share at March 31, 2024 was $9.12. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At March 31, 2024, the Company's stockholders' equity was $481.6 million with 52,826,169 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities. As of March 31, 2024, approximately 95.6% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio. At December 31, 2023, the allocation to the PT RMBS portfolio was also approximately 95.6%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
Market value - December 31, 2023	$3,877,082	$16,572	$358	$16,930	$3,894,012
Securities purchased	345,032	-	-	-	345,032
Securities sold	(221,733)	-	-	-	(221,733)
Return of investment	n/a	(573)	-	(573)	(573)
Pay-downs	(73,765)	n/a	n/a	n/a	(73,765)
Discount accretion due to pay-downs	3,037	n/a	n/a	n/a	3,037
Mark to market losses (gains)	(65,148)	327	(111)	216	(64,932)
Market value - March 31, 2024	$3,864,505	$16,326	$247	$16,573	$3,881,078

The tables below present the allocation of capital between the respective portfolios at March 31, 2024 and December 31, 2023, and the return on invested capital for each sub-portfolio for the three month period ended March 31, 2024.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
March 31, 2024
Market value	$3,864,505	$16,326	$247	$16,573	$3,881,078
Cash	203,620	-	-	-	203,620
Borrowings(1)	(3,711,498)	-	-	-	(3,711,498)
Total	$356,627	$16,326	$247	$16,573	$373,200
% of Total	95.6%	4.4%	0.1%	4.4%	100.0%
December 31, 2023
Market value	$3,877,082	$16,572	$358	$16,930	$3,894,012
Cash	200,289	-	-	-	200,289
Borrowings(2)	(3,705,649)	-	-	-	(3,705,649)
Total	$371,722	$16,572	$358	$16,930	$388,652
% of Total	95.6%	4.3%	0.1%	4.4%	100.0%

(1)

At March 31, 2024, there were outstanding repurchase agreement balances of $13.7 million secured by IO securities and $0.2 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)

At December 31, 2023, there were outstanding repurchase agreement balances of $13.9 million secured by IO securities and $0.2 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 6.2% and 3.6%, respectively, for the first quarter of 2024. The combined portfolio generated a return on invested capital of approximately 6.1%.

($ in thousands)
Returns for the Quarter Ended March 31, 2024
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
Income (net of borrowing cost)	$(2,878)	$388	$-	$388	$(2,490)
Realized and unrealized losses (gains)	(62,111)	327	(111)	216	(61,895)
Derivative gains	87,899	n/a	n/a	n/a	87,899
Total Return	$22,910	$715	$(111)	$604	$23,514
Beginning Capital Allocation	$371,722	$16,572	$358	$16,930	$388,652
Return on Invested Capital for the Quarter(1)	6.2%	4.3%	(31.0)%	3.6%	6.1%
Average Capital Allocation(2)	$364,175	$16,449	$303	$16,752	$380,927
Return on Average Invested Capital for the Quarter(3)	6.3%	4.3%	(36.6)%	3.6%	6.2%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On October 29, 2021, we entered into an equity distribution agreement (the “October 2021 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 9,742,188 shares under the October 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $151.8 million, and net proceeds of approximately $149.3 million, after commissions and fees, prior to its termination in March 2023.

On March 7, 2023, we entered into an equity distribution agreement (the “March 2023 Equity Distribution Agreement”) with three sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through March 31, 2024, we issued a total of 14,680,114 shares under the March 2023 Equity Distribution Agreement for aggregate gross proceeds of approximately $143.2 million, and net proceeds of approximately $140.9 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through March 31, 2024, the Company repurchased a total of 5,081,134 shares at an aggregate cost of approximately $77.0 million, including commissions and fees, for a weighted average price of $15.16 per share. During the three months ended March 31, 2024, the Company repurchased a total of 332,773 shares at an aggregate cost of approximately $2.8 million, including commissions and fees, for a weighted average price of $8.35 per share.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, April 26, 2024, at 10:00 AM ET. The conference call may be accessed by dialing toll free (800)715-9871. The conference passcode is 8307491. The supplemental materials may be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.orchidislandcapital.com, and an audio archive of the webcast will be available until May 25, 2024.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio composition, positioning and repositioning, hedging levels, leverage ratio, dividends, growth, return opportunities, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, capital raising, future opportunities and prospects of the Company, the stock repurchase program, geopolitical uncertainty and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of March 31, 2024, and December 31, 2023, and the unaudited quarterly statements of operations for the three months ended March 31, 2024 and 2023. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	March 31, 2024	December 31, 2023
ASSETS:
Mortgage-backed securities, at fair value	$3,881,078	$3,894,012
U.S. Treasury securities, available-for-sale	99,496	148,820
Cash, cash equivalents and restricted cash	203,620	200,289
Accrued interest receivable	15,614	14,951
Derivative assets, at fair value	12,511	6,420
Other assets	2,343	455
Total Assets	$4,214,662	$4,264,947

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$3,711,498	$3,705,649
Payable for investment securities and TBA transactions	395	60,454
Dividends payable	6,365	6,222
Derivative liabilities, at fair value	80	12,694
Accrued interest payable	12,769	7,939
Due to affiliates	1,007	1,013
Other liabilities	917	1,031
Total Liabilities	3,733,031	3,795,002
Total Stockholders' Equity	481,631	469,945
Total Liabilities and Stockholders' Equity	$4,214,662	$4,264,947
Common shares outstanding	52,826,169	51,636,074
Book value per share	$9.12	$9.10

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Three Months Ended March 31,
	2024	2023
Interest income	$48,871	$38,012
Interest expense	(51,361)	(42,217)
Net interest expense	(2,490)	(4,205)
Gains on RMBS and derivative contracts	26,004	12,739
Net portfolio income	23,514	8,534
Expenses	3,738	5,004
Net income	$19,776	$3,530
Other comprehensive loss	(47)	-
Comprehensive net income	$19,729	$3,530

Basic and diluted net income per share	$0.38	$0.09
Weighted Average Shares Outstanding	51,604,135	38,491,767
Dividends Declared Per Common Share:	$0.360	$0.480

	Three Months Ended March 31,
Key Balance Sheet Metrics	2024	2023
Average RMBS(1)	$3,887,545	$3,769,954
Average repurchase agreements(1)	3,708,573	3,573,941
Average stockholders' equity(1)	475,788	445,062
Adjusted leverage ratio - as of period end(2)	7.7:1	8.4:1
Economic leverage ratio - as of period end(3)	7.0:1	6.5:1

Key Performance Metrics
Average yield on RMBS(4)	5.03%	4.03%
Average cost of funds(4)	5.54%	4.72%
Average economic cost of funds(5)	2.56%	2.57%
Average interest rate spread(6)	(0.51)%	(0.69)%
Average economic interest rate spread(7)	2.47%	1.46%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities adjusted for net notional TBA positions by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.